                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549



                                    FORM 8-K

                                 CURRENT REPORT




                     Pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934




Date of earliest event reported:  July 13, 1994


                                 K N ENERGY, INC.
- - --------------------------------------------------------------------------------

             (Exact name of registrant as specified in its charter)




             Kansas                 1-6446                 48-0290000
- - --------------------------------------------------------------------------------
         (State or other           (Commission           (IRS Employer
         jurisdiction of           File Number)        Identification No.)
         incorporation)



        370 Van Gordon Street, P.O. Box 281304, Lakewood, CO 80228-8304
- - --------------------------------------------------------------------------------
             (Address of principal executive offices)    (Zip Code)



       Registrant's telephone number, include area code: (303) 989-1740

Item 5.  Other Events

With respect to the terms set forth in the Form S-3 Registration Statement (No. 33-53255) of K N Energy, Inc., reference is hereby made to the financial statements which are filed herewith and incorporated herein by this reference.

Item 7.  Financial Statements, Pro-Forma Financial Information and Exhibits

         (a)     Financial Statements - pages 4-28

         (b)     Pro-Forma Financial Statements - None

         (c)     Exhibits -
                 23.1 Report of Independent Public Accountants
                 23.2 Consent of K N Independent Public Accountants

                                   SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                          K N ENERGY, INC.



                                      By: /s/ WILLIAM S. GARNER, JR.
                                          William S. Garner, Jr.
                                          Vice President, General Counsel
                                          and Secretary

Date:  July 13, 1994

SUPPLEMENTAL CONSOLIDATED STATEMENTS OF INCOME
K N ENERGY, INC. AND SUBSIDIARIES


                                                                                  YEARS ENDED DECEMBER 31
                                                                     ---------------------------------------------------
                                                                        1993                1992                 1991
- - ------------------------------------------------------------------------------------------------------------------------
                                                                                    (Dollars in Thousands
                                                                                   Except Per Share Amounts)
OPERATING REVENUES:
Gas Services                                                         $1,030,712          $  822,687           $  776,133
Gas and Oil Production                                                    5,321               4,710                3,053
                                                                     ----------          ----------           ----------
Total Operating Revenues                                              1,036,033             827,397              779,186
                                                                     ----------          ----------           ----------
OPERATING COSTS AND EXPENSES:
Gas Purchases                                                           680,666             527,336              517,583
Operations and Maintenance                                              215,100             163,642              136,395
Depreciation, Depletion and
  Amortization                                                           44,644              39,353               32,476
Taxes, Other Than Income Taxes                                           15,419              13,309               11,242
                                                                     ----------          ----------           ----------
Total Operating Costs and Expenses                                      955,829             743,640              697,696
                                                                     ----------          ----------           ----------
OPERATING INCOME                                                         80,204              83,757               81,490
                                                                     ----------          ----------           ----------
OTHER INCOME AND (DEDUCTIONS):
Interest Expense                                                        (30,513)            (27,012)             (23,990)
Minority Interests                                                          292              (1,559)                (311)
Other, Net                                                                 (515)              1,224                1,167
                                                                     ----------          ----------           ----------
Total Other Income and (Deductions)                                     (30,736)            (27,347)             (23,134)
                                                                     ----------          ----------           ----------
INCOME FROM CONTINUING OPERATIONS
  BEFORE INCOME TAXES                                                    49,468              56,410               58,356
Income Taxes                                                             18,599              20,068               21,282
                                                                     ----------          ----------           ----------
INCOME FROM CONTINUING OPERATIONS                                        30,869              36,342               37,074
Loss from Discontinued Operations,
  Net of Income Taxes                                                        --                  --              (17,250)
                                                                     ----------          ----------           ----------

NET INCOME                                                               30,869              36,342               19,824
Less - Preferred Stock Dividends                                            853               2,976                4,808
                                                                     ----------          ----------           ----------
NET INCOME AVAILABLE FOR COMMON STOCK                                $   30,016          $   33,366           $   15,016
                                                                     ==========          ==========           ==========

EARNINGS PER COMMON SHARE:
Continuing Operations                                                $     1.09          $     1.34           $     1.45
Discontinued Operations                                                      --                  --                (0.77)
                                                                     ----------          ----------           ----------
                                                                     $     1.09          $     1.34           $     0.68
                                                                     ==========          ==========           ==========


The accompanying notes are an integral part of these statements.

SUPPLEMENTAL CONSOLIDATED BALANCE SHEETS
K N ENERGY, INC. AND SUBSIDIARIES

                                                                                           DECEMBER 31
                                                                                 ----------------------------------
                                                                                    1993                    1992
- - -------------------------------------------------------------------------------------------------------------------
                                                                                       (Dollars in Thousands)
ASSETS
CURRENT ASSETS:
Cash and Cash Equivalents                                                        $   14,353              $   23,554
Accounts Receivable                                                                 177,146                 138,268
Contract Demand Receivables (See Note 1(J))                                          38,732                      --
Material and Supplies, at Average Cost                                               11,604                  10,422
Gas in Underground Storage                                                           20,853                  11,971
Prepaid Gas                                                                          11,689                  14,404
Exchange Gas and Other                                                               38,479                  52,261
                                                                                 ----------              ----------
                                                                                    312,856                 250,880
                                                                                 ----------              ----------
PROPERTY, PLANT AND EQUIPMENT, AT COST:
Gas Services                                                                      1,208,965               1,033,964
Gas and Oil Production                                                               34,381                  31,758
                                                                                 ----------              ----------
                                                                                  1,243,346               1,065,722
Less--Accumulated Depreciation, Deple-
   tion and Amortization                                                            427,642                 354,781
                                                                                 ----------              ----------
                                                                                    815,704                 710,941
                                                                                 ----------              ----------
DEFERRED CHARGES AND OTHER ASSETS                                                    39,288                  45,590
                                                                                 ----------              ----------
                                                                                 $1,167,848              $1,007,411
                                                                                 ==========              ==========
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Current Maturities of Preferred Stock
   and Long-Term Debt                                                            $   26,837              $   11,123
Notes Payable                                                                        47,000                   2,000
Accounts Payable                                                                    144,245                 119,536
Accrued Taxes                                                                        10,474                  10,035
Exchange Gas and Other                                                               33,348                  62,029
                                                                                 ----------              ----------
                                                                                    261,904                 204,723
                                                                                 ----------              ----------
DEFERRED LIABILITIES, CREDITS AND
   RESERVES:
Deferred Income Taxes                                                                89,831                  73,444
Deferred Revenues (See Note 1(J))                                                    43,692                      --
Other                                                                                22,136                  33,932
                                                                                 ----------              ----------
                                                                                    155,659                 107,376
                                                                                 ----------              ----------

LONG-TERM DEBT                                                                      335,190                 303,224
                                                                                 ----------              ----------
MINORITY INTERESTS IN EQUITY OF
   SUBSIDIARIES                                                                      13,775                  13,540
                                                                                 ----------              ----------
COMMITMENTS AND CONTINGENT LIABILITIES
   (NOTES 5 AND 12)

PREFERRED STOCK SUBJECT TO MANDATORY
   REDEMPTION                                                                         2,858                   4,500
                                                                                 ----------              ----------
STOCKHOLDERS' EQUITY:
Preferred Stock                                                                       7,000                  26,310
                                                                                 ----------              ----------
Common Stock:
   Authorized - 50,000,000 Shares, Par
     Value $5 Per Share
   Outstanding - 27,200,967 and 17,047,066
     Shares, Respectively                                                           136,005                  85,235
Additional Paid-in Capital                                                          164,427                 186,575
Retained Earnings                                                                    92,187                  75,928
Deferred Compensation                                                                (1,157)                     --
                                                                                 ----------              ----------
Total Common Stockholders' Equity                                                   391,462                 347,738
                                                                                 ----------              ----------
Total Stockholders' Equity                                                          398,462                 374,048
                                                                                 ----------              ----------
                                                                                 $1,167,848              $1,007,411
                                                                                 ==========              ==========

The accompanying notes are an integral part of these balance sheets.

SUPPLEMENTAL CONSOLIDATED STATEMENTS OF COMMON STOCKHOLDERS' EQUITY YEARS ENDED DECEMBER 31, 1993, 1992 AND 1991
K N ENERGY, INC. AND SUBSIDIARIES


                                              COMMON STOCK           TREASURY STOCK    ADDITIONAL DEFERRED
                                         ---------------------   --------------------   PAID-IN    COMPEN-    RETAINED
                                           SHARES      AMOUNT      SHARES     AMOUNT    CAPITAL    SATION     EARNINGS
- - ----------------------------------------------------------------------------------------------------------------------
                                                                      (Dollars in Thousands)
BALANCE, DECEMBER 31, 1990               14,625,217   $ 73,126    (54,455)   $(1,359)  $125,849   $    --     $ 53,592

Net Income                                                                                                      19,824
Cash Dividends -
  Common, $0.51 Per Share                                                                                      (11,359)
  Preferred                                                                                                     (4,808)
Loss on Redemption of Preferred Stock                                                                              (53)
Treasury Stock Acquired                                          (236,100)    (5,794)
Employee Stock Options                        5,083         26     24,482        613         53        --         (252)
Employee Benefit Plans                      112,799        564     82,495      1,934      1,961        --          (17)
Dividend Reinvestment and Stock
  Purchase Plans                                  2         --    118,808      2,879         --        --         (174)
                                         ----------   --------   --------    -------   --------   -------     --------
BALANCE, DECEMBER 31, 1991               14,743,101     73,716    (64,770)    (1,727)   127,863        --       56,753
Net Income                                                                                                      36,342
Cash Dividends -
  Common, $0.51 Per Share                                                                                      (12,417)
  Preferred                                                                                                     (2,976)
Treasury Stock Acquired                                           (48,833)    (1,306)
Employee Stock Options                       46,593        233         --         --        423        --           --
Employee Benefit Plans                        3,943         20     31,070        830         87        --          (51)
Dividend Reinvestment and Stock
  Purchase Plans                             54,355        271     82,533      2,203        916        --         (108)
Sale of Common Stock                      1,981,833      9,909         --         --     53,098        --           --
Conversion of AOG 9% Cumulative
  Convertible Preferred Stock               207,089      1,035         --         --      4,015        --           --
Other Issuances                              10,152         51         --         --        173        --           --
Buyback of 200,000 AOG Warrants                  --         --         --         --         --        --       (1,615)
                                         -----------  --------   --------    -------   --------   -------     --------
BALANCE, DECEMBER 31, 1992               17,047,066     85,235         --         --    186,575        --       75,928
Net Income                                                                                                      30,869
Cash Dividends -
  Common, $0.51 Per Share                                                                                      (13,757)
  Preferred                                                                                                       (853)
Common Stock Split                        8,639,721     43,199         --         --    (43,233)       --           --
Employee Stock Options                       81,416        407         --         --        949        --           --
Employee Benefit Plans                       20,717        104         --         --        560        --           --
Dividend Reinvestment and Stock
  Purchase Plans                            171,592        858         --         --      4,135        --           --
Conversion of AOG 9% Cumulative
  Convertible Preferred Stock             1,141,755      5,709         --         --     13,601       --           --
Issuance of Common Shares
  as Executive Compensation                  94,000        470         --         --      1,867    (1,420)          --
Amortization of Deferred Compensation            --         --         --         --         --       263           --
Other, Net                                    4,700         23         --         --        (27)       --           --
                                         ----------   --------   --------    -------   --------   -------     --------
BALANCE, DECEMBER 31, 1993               27,200,967   $136,005         --    $    --   $164,427   $(1,157)    $ 92,187
                                         ==========   ========   ========    =======   ========   =======     ========

The accompanying notes are an integral part of these statements.

SUPPLEMENTAL CONSOLIDATED STATEMENTS OF CASH FLOWS
K N ENERGY, INC. AND SUBSIDIARIES

                                                                                      YEARS ENDED DECEMBER 31
                                                                              ---------------------------------------
                                                                                1993           1992            1991
- - ---------------------------------------------------------------------------------------------------------------------
                                                                                      (Dollars in Thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Income from Continuing Operations                                             $ 30,869       $ 36,342        $ 37,074
Adjustments to Reconcile Income from Continuing Operations to
  Net Cash from Operating Activities:
  Depreciation, Depletion and Amortization                                      44,644         39,353          32,476
  Minority Interests                                                              (292)         1,559             311
  Equity in Loss of Investees                                                       --            966           1,697
  Write down of Investment in WellTech, Inc.                                     4,513             --              --
  Provisions for Losses on Accounts Receivable                                   1,197            251             710
  Gain on Sale of Facilities                                                      (902)           (63)            (13)
  Resolution of Contractual Obligations Under Basket Agreement                  (1,020)        (7,780)         (1,122)
  Executive Stock Compensation                                                   1,174             --              --
  Deferred Income Taxes                                                          9,748         11,258          (4,548)
  Deferred Purchased Gas Costs                                                 (11,925)            --          11,575
  Other Funds Used During Construction                                            (516)          (203)           (337)
Changes in Other Working Capital Items                                         (23,860)       (23,852)         13,151
Changes in Deferred Revenues                                                     4,960             --              --
Changes in Other Assets and Liabilities                                          9,353         (6,810)          6,645
                                                                              --------       --------        --------
Net Cash Flows from Continuing Operations                                       67,943         51,021          97,619
Net Cash Flows from Discontinued Operations                                         --             --         (11,157)
                                                                              --------       --------        --------
NET CASH FLOWS PROVIDED BY OPERATING ACTIVITIES                                 67,943         51,021          86,462
                                                                              --------       --------        --------
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital Expenditures - Continuing Operations                                  (102,671)       (74,787)        (69,080)
                     - Discontinued Operations                                      --             --          (1,983)
Acquisitions (Net of Cash Acquired of $1,535,000 in 1992)                      (45,630)       (21,468)             --
Other Funds Used During Construction                                               516            203             337
Investments                                                                       (150)        (3,796)         (3,675)
Proceeds from Sale of Facilities                                                 7,206          1,107             368
(Payments) Collections under Basket Agreement                                    1,760            908          (8,499)
Proceeds from Sale of Discontinued Operations                                       --             --           7,224
                                                                              --------       --------        --------

NET CASH FLOWS USED IN INVESTING ACTIVITIES                                   (138,969)       (97,833)        (75,308)
                                                                              --------       --------        --------
CASH FLOWS FROM FINANCING ACTIVITIES:
Short-Term Debt (Net)                                                           45,000          2,000          (6,000)
Long-Term Debt - Issued                                                        113,347        151,000          57,000
               - Retired                                                       (81,401)      (154,755)        (23,933)
Preferred Stock Redemption                                                      (2,143)        (2,143)        (14,696)
Common Stock Issued                                                              7,020         64,927           2,161
Payment for Buyback of Common Stock Warrants                                        --         (1,615)             --
Treasury Stock  - Issued                                                            --          3,033           5,426
                - Acquired                                                          --         (1,306)         (5,794)
Cash Dividends  - Common                                                       (13,757)       (12,417)        (11,359)
                - Preferred                                                     (1,217)        (3,088)         (5,996)
Minority Interests - Contributions                                               2,306          1,299             911
                   - Distributions                                              (3,733)        (1,125)         (1,455)
Premium on Debt Reacquisition and Issue Costs                                   (3,597)        (2,557)           (481)
                                                                              --------       --------        --------
NET CASH FLOWS PROVIDED BY (USED IN) FINANCING ACTIVITIES                       61,825         43,253          (4,216)
                                                                              --------       --------        --------
Net Increase (Decrease) in Cash and Cash Equivalents                            (9,201)        (3,559)          6,938

Cash and Cash Equivalents at Beginning of Year                                  23,554         27,113          20,175
                                                                              --------       --------        --------
Cash and Cash Equivalents at End of Year                                      $ 14,353       $ 23,554        $ 27,113
                                                                              ========       ========        ========

The accompanying notes are an integral part of these statements.

NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS


1.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(A)    Principles of Consolidation

            The consolidated financial statements include the accounts of K N Energy, Inc. ("K N") and American Oil and Gas Corporation ("AOG"), and their majority-owned subsidiaries (the "Company"). AOG was merged into K N effective July 13, 1994 (See Note 2). The consolidated financial statements represent the supplemental statements of the Company and will be the same as the restated statements that will be issued after post merger operating results have been published, reflecting pooling of interests accounting.

            Investments in jointly-owned gas pipeline systems representing 20 percent to 50 percent ownership of such systems are accounted for under the equity method. All material intercompany items and transactions have been eliminated.

(B)    Accounting for Regulatory Activities

            The Company's regulated public utilities are accounted for in accordance with Statement of Financial Accounting Standards No. 71, which prescribes the circumstances in which the application of generally accepted accounting principles is affected by the economic effect of regulation.

(C)    Income Taxes

            The Company implemented Statement of Financial Accounting Standards No. 109 ("SFAS 109"), "Accounting for Income Taxes," effective as of January 1, 1992. SFAS 109 requires recognition of deferred income tax assets and liabilities based on enacted tax laws for all temporary differences between financial reporting and tax bases of assets and liabilities. Deferred tax assets are reduced by a valuation allowance for the amount of any tax benefit that is not expected to be realized. The adoption of SFAS 109 had an insignificant effect on the Company's financial position and results of operations.

(D)    Earnings Per Share

            Primary earnings per share are computed based on the monthly weighted average number of common shares outstanding during the periods and the assumed exercise of dilutive common stock equivalents (stock options and warrants), using the treasury stock method.

            On August 10, 1993, K N's Board of Directors declared a three-for-two common stock split. The weighted average and per share amounts in the accompanying financial statements have been restated to reflect the stock split and the tax-free exchange of 0.47 of a share of K N common stock for each outstanding share of AOG common stock (See Note 2). The weighted average number of common shares outstanding was 27,424,000 in 1993, 24,828,000 in 1992 and 22,320,000 in 1991.

(E)    Prepaid Gas

            Prepaid gas represents payments made in lieu of taking delivery of (and purchasing) natural gas under the take-or-pay provisions of the Company's gas purchase contracts, net of any subsequent recoupments in kind from producers. Funds paid by the Company for take-or-pay are fully recoupable from future production, and are recorded as an asset (Prepaid Gas). When recoupment is made in kind in a subsequent contract year, natural gas purchase expense is recorded and the asset is reduced.

(F)    Property, Plant and Equipment

            Property, plant and equipment is stated at cost, which for constructed utility plant includes indirect costs such as payroll taxes, fringe benefits, administrative and general costs and an allowance for funds used during construction. Expenditures which increase capacities or extend useful lives are capitalized. Routine maintenance, repairs and renewal costs are expensed as incurred.

            The cost of depreciable utility property, plant and equipment retired, plus the cost of removal less salvage, is deducted from accumulated depreciation with no effect on current period earnings. Gains or losses are recognized upon retirement of nonutility property, plant and equipment.

(G)    Exploration and Development Costs

            K N's gas and oil subsidiaries follow the "successful efforts" method of accounting. Under this method, acquisition costs, successful exploration costs and development costs are capitalized and unsuccessful exploration costs, lease rentals and evaluation costs are expensed.

(H)    Depreciation, Depletion and Amortization

            Depreciation is computed based on the straight-line method over the estimated useful life for most gas service property, plant and equipment. The unit-of-production method is used for computing depreciation, depletion and amortization for gas and oil properties.

(I)    Gas in Underground Storage

            K N's regulated interstate retail distribution business and Northern Gas Company account for gas in underground storage using the last-in first-out ("LIFO") method. K N Gas Supply Services, Inc., a nonjurisdictional subsidiary, values gas in underground storage at average cost. Rocky Mountain Natural Gas Company and AOG use the first-in first-out ("FIFO") method.

            The Company also maintains gas in its underground storage facilities on behalf of certain third parties. The Company receives a fee for its storage services but does not reflect the value of third party gas in the accompanying financial statements.

(J)    Deferred Revenues

            In January 1994, contract demand receivables with a face amount of $41 million were sold to a financial institution. No gain or loss was recorded on the sale. The Company is deferring revenues from certain gas sales agreements associated with these receivables pending final disposition of related gas purchase contracts.

(K)    Natural Gas Financial Instruments

            Natural gas financial instruments, primarily futures contracts, options and swaps, are primarily entered into as a hedge against price risk associated with fluctuating natural gas prices. Gains and losses on hedging positions are deferred and included in income as part of the hedged transactions. Gains and losses on non-hedging positions are included in other income (expense) as incurred.

(L)    Reclassification of Prior Year Amounts

            Certain prior year amounts have been reclassified to conform with the 1993 presentation.

(M)    Cash Flow Information

            The Company considers all highly-liquid investments purchased with an original maturity of three months or less to be cash equivalents.

            Changes in Other Working Capital Items Summary, Supplemental Disclosures of Cash Flow Information and Supplemental Schedule of Noncash Investing and Financing Activities are as follows:


                                                                                1993           1992            1991
- - ---------------------------------------------------------------------------------------------------------------------
                                                                                      (Dollars in Thousands)
CHANGES IN OTHER WORKING CAPITAL ITEMS
  SUMMARY (NET OF ACQUISITION EFFECTS):
Accounts Receivable                                                           $(35,314)      $(30,870)        $27,858
Material and Supplies                                                           (1,042)         1,365          (2,743)
Gas in Underground Storage                                                      (4,292)        (1,359)         (2,889)
Accounts Payable, Accrued Taxes and Other Current Liabilities                   23,887         11,308           2,474
Exchange Gas, Net                                                                 (833)         1,206          (7,690)
Other Current Assets                                                            (6,266)        (5,502)         (3,859)
                                                                              --------       --------         -------
                                                                              $(23,860)      $(23,852)        $13,151
                                                                              ========       ========         =======

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash Paid During the Year for:
  Interest (Net of Amount Capitalized)                                        $ 30,383       $ 25,422         $21,637
                                                                              ========       ========         =======
  Income Taxes                                                                $  7,386       $  7,670         $15,066
                                                                              ========       ========         =======

SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND FINANCING ACTIVITIES

(A) On December 31, 1992, the Company acquired a partner's 25 percent interest in Red River Pipeline partnership ("Red River") by assuming that partner's share of Red River's liabilities. In January 1993, the Company acquired an additional 25 percent interest in Red River for cash and the assumption of liabilities. In April 1992, the Company acquired the assets of The Maple Gas

Corporation ("Maple") for $5.5 million cash, a $5.5 million note payable and the assumption of certain of Maple's liabilities. In addition, the Company purchased all of the capital stock of two corporations, each of which owned gas distribution systems, for $5,248,000 in 1992. The liabilities assumed in conjunction with these acquisitions for the years ended December 31, 1993 and 1992, are as follows:

Fair value of assets acquired                                                  $ 9,194       $104,442

Cash paid for assets and capital stock,
  including direct acquisition costs                                            (2,093)       (17,700)
                                                                               -------       --------

Liabilities assumed                                                            $ 7,101        $86,742
                                                                               =======        =======

(B) In connection with the exchange and lease of gathering and processing facilities described in Note 4(D), the Company exchanged its interest in the Tyrone Gas Gathering system as a portion of the consideration.

2.     MERGER

              On July 13, 1994, pursuant to the Agreement of Merger dated March 24, 1994 (the "Merger Agreement"), among K N, KNE Acquisition Corporation and AOG, KNE Acquisition Corporation was merged with and into AOG. KNE Acquisition Corporation had been formed by K N in February 1994, as its wholly-owned subsidiary, for the purpose of participating in the merger. As a result of the merger, each outstanding share of common stock of AOG was converted into 0.47 of a share of common stock of K N and the right to receive in cash the value of any fractional share of K N. In connection with the merger, all the outstanding shares of AOG common stock were converted into approximately 12.2 million shares of K N stock, and the authorized number of shares of K N common stock was increased to 50 million shares. The stockholders of K N and AOG approved the merger on July 13, 1994.

              The merger was accounted for as a pooling of interests, and accordingly the historical consolidated financial statements for periods prior to consummation of the merger have been restated as though the companies had been combined from inception.

3.  REGULATORY MATTERS

(A)    Restructuring and Reorganization

              On April 8, 1992, the Federal Energy Regulatory Commission ("FERC") issued Order No. 636 ("Order 636") which requires a fundamental restructuring of interstate natural gas pipelines.

              A separate restructuring docket was established for each interstate pipeline, including K N (Docket No. RS92-19-000). On November 2, 1992, K N made its compliance filing reflecting K N's proposal for its restructured services to implement Order 636. K N's proposal was revised in response to subsequent FERC orders. As authorized by FERC, K N implemented Order 636 restructured services on October 1, 1993. As a part of its action on K N's restructuring proposal, FERC approved implementation of K N's gas supply realignment ("GSR") crediting mechanism.

              K N requested FERC approval, as a result of Order 636, to transfer all of its interstate transmission and storage facilities to K N Interstate Gas Transmission Co. ("KNI"), a wholly-owned jurisdictional subsidiary of K N, and substantially all of its gathering and processing facilities to K N Gas Gathering, Inc. ("KNGG"), a nonjurisdictional wholly-owned subsidiary of K N. In its May 5, 1993 order, FERC approved the transfer of K N's interstate gas transmission and storage facilities to KNI effective October 1, 1993. On November 1, 1993, FERC authorized the transfer of gathering and processing facilities from KNI to KNGG. The transfer was effective January 1, 1994, and included approximately $70 million of gross property, plant and equipment. AOG's assets and facilities were not a part of this reorganization.

              Order 636 required pipelines to unbundle sales and transportation services. KNI has complied with FERC's directive to mitigate its GSR costs caused by this restructuring. KNI's GSR process allows for the assignment of its above-market contracts. Under KNI's tariff, every shipper has a right to take assignment of these above-market contracts. Shippers may either take assignment of these above-market contracts or enter into a negotiated exit fee. This should obviate the need to make any GSR cost recovery filing with FERC.

(B)    Rate Matters

              On December 30, 1993, KNI made a rate filing with FERC requesting a $12.0 million annual increase in revenues. The new rates will become effective July 1, 1994, subject to refund.

              In February 1992, K N filed a rate restatement with FERC pursuant to FERC's purchased gas adjustment regulations. The filing proposed no change in K N's current rates. K N submitted an offer of Settlement and Stipulation ("Settlement") in August 1993. FERC approved the Settlement on November 17, 1993. Terms of the Settlement did not have a material effect on K N's financial position or results of operations.

              In February 1993, K N filed general rate applications in all 177 retail Nebraska communities it serves, requesting an increase in aggregate annual revenues of $2.2 million. Pursuant to Nebraska statute, the new rates became effective May 2, 1993, subject to refund. An agreement was reached in August 1993, between the Company and representatives of the 10 rate areas in Nebraska. Under the terms of the agreement, K N received a $1.4 million annual rate increase. Revenues collected above the settlement rates were refunded to the customers in December 1993.

              In June 1990, K N filed general rate applications in 147 central and eastern Nebraska communities requesting an increase in aggregate annual revenues of $6.7 million. Pursuant to Nebraska statute, the new rates were put into effect on October 1, 1990, subject to refund. The majority of the communities adopted a lower rate increase. K N filed for injunctions against these communities. On August 27, 1993, the Nebraska Supreme Court ruled that natural gas rates placed into effect by K N as interim rates on October 1, 1990, were properly justified and should be allowed to stand. In 1992, K N reduced the deferred portion of the increased revenues resulting from these rate applications and recorded as revenue $3.8 million of amounts previously deferred in 1990 and 1991. The remaining deferred revenues relating to this matter, totaling $1.6 million, were recorded as revenue in 1993.

              In June 1992, K N filed an application for a "make whole" rate increase with the Colorado Public Utilities Commission ("CPUC"). The new rates, which resulted in increased annual revenues of $0.7 million, were approved by the CPUC and became effective August 1, 1992.

              In December 1992, K N filed an application with the Wyoming Public Service Commission ("WPSC") for an annualized general rate increase of $1.2 million. In April 1993, the WPSC issued an order granting K N a $1.1 million annual rate increase effective May 1, 1993.

              In March 1993, K N filed an application with the Kansas Corporation Commission ("KCC") for an annualized general rate increase of $3.3 million. On October 28, 1993, the KCC issued an order approving a settlement agreement between K N and the interested parties which granted K N a $2.4 million annual rate increase effective October 1, 1993.

              On March 11, 1994, Rocky Mountain Natural Gas Division of K N Energy, Inc. ("RMNGD") filed an application for a "make whole" rate increase of $2.5 million on an annual basis with the CPUC. The CPUC approved interim rate relief of $1.5 million which became effective, subject to refund, on April 2, 1994. Pursuant to the request of the CPUC, on April 28, 1994, RMNGD filed a continuation of the March 11, 1994 application, supplementing its request for the $2.5 million "make whole" rate increase.

4.     ACQUISITIONS

(A)    Natural Gas Processing Business

              Effective April 1, 1992, the Company acquired substantially all of the assets and assumed substantially all of the liabilities of Maple. The assets consisted of ten natural gas processing plants and approximately 1,056 miles of related gas gathering pipelines. The purchase price was approximately $86 million, consisting of $5.5 million cash, a $5.5 million note payable and the assumption of substantially all of Maple's liabilities. The acquisition was accounted for as a purchase.

              The results of operations of the acquired business are included in the consolidated statements of operations of the Company from the date of the acquisition.

(B)    Wattenberg

              On April 1, 1993, the Company completed the $48 million acquisition of the Wattenberg natural gas gathering and transmission system. The system has both regulated and nonregulated components. The regulated transmission segment, approximately $18 million of the acquisition, was financed with corporate funds, and the balance of the system was financed through an operating lease. The system gathers and transports gas from approximately 1,800 receipt points in northeastern Colorado.

(C)    Oil and Gas Reserve Acquisition

              On February 1, 1994, the Company's oil and gas development subsidiaries, K N Production Company and GASCO, Inc., acquired gas reserves and production properties located near existing K N operations in western Colorado and in the Moxa Arch region of southwestern Wyoming for a total purchase price of approximately $30 million. The acquired properties have total net reserves of approximately 50 billion cubic feet equivalent of natural gas. On April 20, 1994, the Company entered into a letter of intent to sell a 50 percent interest in substantially all the acquired properties.

(D)    Exchange and Lease of Gathering and Processing Facilities

              On October 1, 1992, K N exchanged its Tyrone gas gathering system located in the Oklahoma panhandle for a natural gas processing plant and gathering system located near Douglas, Wyoming. KNGG is operator of the Douglas system, and entered into an operating lease for the facilities with a financial institution.

5.  Litigation

              K N is named as one of four potentially responsible parties ("PRPs") at a U.S. Environmental Protection Agency ("EPA") Superfund site, pursuant to the Comprehensive Environmental Response, Compensation and Liability Act ("Superfund"). The site is known as the Mystery Bridge Road/U.S. Highway 20 site located near Casper, Wyoming (the "Brookhurst Subdivision"). The EPA's remedy consists of two parts, "Operating Unit One," which addresses the groundwater cleanup and "Operating Unit Two," which addresses cleanup procedures for the soil and free-phase petroleum product.

              A Consent Decree between the Company, the EPA and another PRP was entered on October 2, 1991, in the Wyoming Federal District Court. Groundwater cleanup under Operating Unit One has been proceeding since 1990. On September 14, 1993, the EPA certified that the remedial action for Operating Unit One was "operational and functional." This is the last step in the Superfund process prior to remedy completion.

              In July 1992, the EPA approved the Company's Operating Unit Two workplan and the Company received an EPA "Statement of Work." The work required to be performed for Operating Unit Two commenced during the third quarter of 1992 and is expected to continue through 1995 at a total cost estimated not to be more than $1.0 million.

              With regard to this same Superfund site, in 1987 the State of Wyoming filed suit against several parties (including K N) for injunctive relief, penalties and unquantified damages claimed to have resulted from alleged pollution of groundwater and soils in the Brookhurst Subdivision. On April 1, 1993, the Wyoming District Court dismissed the lawsuit, finding that K N had diligently remedied the alleged pollution.

              On October 20, 1989, a lawsuit was filed against the Company and 18 other defendants on behalf of a group of 268 individuals who reside or resided in the Brookhurst Subdivision, seeking damages for alleged releases of certain chemicals to the soil, groundwater and air. On February 5, 1993, the Company reached agreement to settle the above-described dispute. The settlement, which was approved by the Wyoming District Court, resolved all disputes between the parties and closed the lawsuit. A reserve for the settlement amount and related matters had been established in the Company's financial statements prior to 1993 and, accordingly, such settlement did not have any material adverse impact on the Company's financial position or results of operations.

              On November 30, 1990, the Company initiated an action against a number of its insurance carriers for a declaration of the carriers' contractual obligations to provide insurance coverage for all sums associated with the alleged losses under the state, Federal and toxic tort claims related to the Brookhurst Subdivision. The Company entered into formal settlements with all of the defendants in the lawsuit in 1993, and received settlement proceeds associated therewith.

              Environmental audits performed by the Company revealed that a grease known as Rockwell 860 had been used as a valve sealant at several of the Company's locations in Nebraska and Colorado. Rockwell 860 is a solid clay-like material which does not easily spill into the environment, but contains approximately ten percent polychlorinated biphenyls ("PCBs"). Based on the Company's studies, the PCBs are contained within the pipeline and valves at the subject locations. PCBs are regulated by the EPA under the Toxic Substances Control Act.

              On March 31, 1993, the Company filed suit against Rockwell International Corporation, manufacturer of the valve sealant, and two other related defendants, claiming under contractual, statutory, tort and strict liability theories that the defendants share responsibility for the Company's environmental expenses and commercial losses resulting from any EPA or state required PCBs cleanup or mitigation. The Company reached final settlement with Rockwell, et al. in March 1994 which resolved all disputes between the parties.

              During February 1994, the Company submitted its Phase I Report and PCBs Work Plan to EPA Region VII (covering Nebraska) and EPA Region VIII (covering Colorado). During March 1994, EPA Region VIII accepted both the Phase I Report and the PCBs Work Plan as administratively complete. EPA Region VIII also granted the Company permission to proceed with implementation of the PCBs management and remediation activities described in its Work Plan to address sites in Colorado. EPA Region VII has not yet formally responded to the Company's Phase I Report and PCBs Work Plan.

              The Company currently cannot estimate the extent of the PCB remediation nor costs, though such costs are not expected to exceed the settlement amounts or to have any material adverse impact on the Company's financial position or results of operations. The PCB cleanup program is not expected to interrupt or diminish K N's operational ability to gather or transport natural gas.

              Certain used pipe reclaimed at the Company's Holdrege, Nebraska pipeyard was wrapped with asphalt-saturated asbestos felt, which was commonly removed in accordance with Company practices. The removed wrap contains friable asbestos fibers above the regulatory standard. The Nebraska Department of Environmental Control ("DEC"), the agency having jurisdiction over this matter, was notified and approved the Company's remediation plan. Remediation is effectively complete, at a total cost not to exceed $600,000. The asbestos cleanup program did not interrupt or diminish K N's operational ability to gather or transport natural gas.

              On October 9, 1992, Jack J. Grynberg filed suit in the United States District Court for the District of Colorado against the Company, Rocky Mountain Natural Gas Company and GASCO, Inc. (the "K N Entities") alleging that the K N Entities as well as K N Production Company and KNGG, have violated Federal and state antitrust laws. In essence, Grynberg asserts that the companies have engaged in an illegal exercise of monopoly power, have illegally denied him economically feasible access to essential facilities to transport and distribute gas produced from fewer than 20 wells located in northwest Colorado, and illegally have attempted to monopolize or to enhance or maintain an existing monopoly. Grynberg also asserts certain causes of action relating to a gas purchase contract.

              No specific monetary damages have been claimed, although Grynberg has requested that any actual damages awarded be trebled. In addition, Grynberg has requested that the K N Entities be ordered to divest all interests in natural gas exploration, development and production properties, all interests in distribution and marketing operations, and all interests in natural gas storage facilities, separating these interests from the Company's natural gas gathering and transportation system in northwest Colorado.

              On August 13, 1993, the United States District Court, District of Colorado, stayed this proceeding pending exhaustion of appeals in a related state court action involving the same plaintiff.

              The Company believes it has meritorious defenses to all lawsuits and legal proceedings in which it is a defendant and will vigorously defend against them. Based on its evaluation of the above matters, and after consideration of reserves established, management believes that the resolution of such matters will not have a material adverse effect on the Company's financial position or results of operations.

6.     Income Taxes

              See Note 1(C) regarding the method of accounting for income taxes.

              Components of the income tax provision applicable to Federal and state income taxes are as follows (in thousands):

                                                                                            1993      1992       1991
- - ---------------------------------------------------------------------------------------------------------------------
Taxes Currently Payable:
  Federal                                                                                $ 6,272   $ 8,025    $ 5,350
  State                                                                                    2,579       785      1,185

                                                                                         -------   -------   -------
  Total                                                                                    8,851     8,810     6,535
                                                                                         -------   -------   -------
Taxes Deferred:
  Federal                                                                                  9,920     9,616    (4,091)
  State                                                                                     (172)    1,642      (457)
                                                                                         -------   -------   -------
  Total                                                                                    9,748    11,258    (4,548)
                                                                                         -------   -------   -------
Total Tax Provision                                                                       18,599    20,068     1,987
Less Tax Effect of:
  Discontinued Coal Mining Operations -
    Loss from Operations                                                                      --        --      (351)
    Loss on Sale                                                                              --        --   (18,944)
                                                                                         -------   -------   -------
Total Tax Provision on Income from Continuing Operations                                 $18,599   $20,068   $21,282
                                                                                         =======   =======   =======
Effective Tax Rate on Income from Continuing Operations                                    37.6%     35.6%     36.5%
                                                                                         =======   =======   =======

            The difference between the statutory Federal income tax rate and the Company's effective income tax rate is summarized as follows:

                                                                                            1993      1992     1991
- - --------------------------------------------------------------------------------------------------------------------
Federal Income Tax Rate                                                                    35.0%     34.0%     34.0%
Increase (Decrease) as a Result of -
  State Income Tax, Net of Federal Benefit                                                  3.1%      3.0%      3.0%
  Other                                                                                    (0.5%)    (1.4%)    (0.5%)
                                                                                           -----     -----     -----
Effective Tax Rate                                                                         37.6%     35.6%     36.5%
                                                                                           =====     =====     =====

            The Company has recorded deferred regulatory assets of $1.5 million and $2.1 million, and deferred regulatory liabilities of $4.4 million and $7.3 million at December 31, 1993 and 1992, respectively, which are expected to result in cost-of-service adjustments. These amounts reflect the "gross of tax" presentation required under SFAS 109. The Company reduced its deferred regulatory liability by $2.2 million as a result of the Federal tax rate increase from 34 percent to 35 percent. The deferred tax assets and liabilities and deferred regulatory assets and liabilities for rate-regulated entities computed according to SFAS 109 at December 31, 1993 and 1992 result from the following (in thousands):

                                                                                                      DECEMBER 31
                                                                                                 ---------------------
                                                                                                   1993         1992
- - ----------------------------------------------------------------------------------------------------------------------
Deferred Tax Assets:
  Unbilled Revenue                                                                               $  2,521     $  1,705
  Vacation Accrual                                                                                  1,482        1,295
  State Taxes                                                                                       2,724        2,617
  Capitalized Overhead Adjustment                                                                   3,605        4,026
  Operating Reserves                                                                                1,826        2,723
  Rate Matters (PGA)                                                                                   --        1,479
  Deferred Revenues                                                                                 1,568           --
  Revenue Subject to Refund                                                                            --          486
  Net Operating Loss ("NOL") Carryforwards                                                          1,500        1,354
  Alternative Minimum Tax ("AMT") Credits                                                           8,029        7,701
  Investment Tax Credit ("ITC") Carryforwards                                                       1,247        1,247
  Other                                                                                             3,815        2,773
                                                                                                 --------     --------
Total Deferred Tax Assets                                                                          28,317       27,406
                                                                                                 --------     --------
Deferred Tax Liabilities:
  Liberalized Depreciation                                                                        105,925       92,197
  Rate Matters                                                                                      6,270        4,197
  Prepaid Pension                                                                                   3,526        3,199
  Other                                                                                             2,427        1,257
                                                                                                 --------     --------
Total Deferred Tax Liabilities                                                                    118,148      100,850
                                                                                                 --------     --------

Net Deferred Tax Liabilities                                                                     $89,831              $ 73,444
                                                                                                 =======              ========
SFAS 109 Deferred Accounts for Rate Regulated Entities:
  Liabilities                                                                                    $ 4,379              $  7,305
                                                                                                 =======              ========
  Assets                                                                                         $(1,455)             $ (2,148)
                                                                                                 =======              ========

              As of December 31, 1993, the Company had for tax purposes: (i) estimated NOL carryforwards of $4.2 million, (ii) capital loss carryforwards of $0.5 million and (iii) ITC carryforwards of $1.2 million. The NOL carryforwards will expire in 1998 through 2004 and the ITC carryforwards will expire in 1996 through 2000. The capital loss carryforwards, which are available to reduce future capital gains, expire in 1996. The Company also has AMT credits of approximately $8.0 million available to reduce its regular future tax liability in excess of the AMT otherwise due in any year.

7.     Financing

(A)    Notes Payable

              K N has credit agreements with eight banks to either borrow or use as commercial paper support, up to a total of $90.0 million at December 31, 1993. At December 31, 1993, $10.0 million was outstanding under the credit agreements at an interest rate of 3.27 percent. No amounts were outstanding under the credit agreements at December 31, 1992. Borrowings are made at prime or a rate less than prime negotiated on the borrowing date and for a term of not more than one year. During 1993 all borrowings were made for terms of approximately one month. K N pays the banks a fee of one quarter of one percent per annum of the unused commitment.

              Commercial paper issued by K N represents unsecured short-term notes with maturities not to exceed 270 days from the date of issue. During 1993 all commercial paper issued was redeemed within 90 days, with interest rates ranging from 3.2 percent to 3.7 percent. At December 31, 1993 and 1992, $37.0 million and $2.0 million of commercial paper, respectively, were outstanding.

(B)    Long-Term Debt

              Long-term debt at December 31, 1993 and 1992 was as follows (in thousands):

                                                                                                       DECEMBER 31
                                                                                                ------------------------
                                                                                                   1993           1992
- - ------------------------------------------------------------------------------------------------------------------------
Debentures:
  6.5% Series, Due 2013                                                                         $ 50,000          $   --
  7.85% Series, Due 2022                                                                          29,985          30,000
Sinking Fund Debentures:
  10 3/4% Series, Due 2008                                                                            --          35,000
  9.95% Series, Due 2020                                                                          20,000          20,000
  9 5/8% Series, Due 2021                                                                         45,000          45,000
  8.35% Series, Due 2022                                                                          35,000          35,000
Unamortized Debt Discount                                                                           (604)           (491)
Senior Notes:
  7.27%, Due 1995-2002                                                                            35,000          35,000
  11.846% (AOG), Due 1994-1999                                                                    39,018          43,929
Medium-Term Notes:
  9.96% Average Rate, Due 1994-1999                                                               20,500          24,500
$75 million Senior Revolving

  Credit and Term Note Facility
  (AOG), interest at a bank's
  base rate or Eurodollar rates
  plus .875% (4.125% and
  4.375%, respectively, Due 1997                                                                  58,000           30,000
$25 million Subordinated Revolving
  Credit Note (AOG) with Cabot
  Corporation, interest at the
  London Interbank Offered Rate
  ("LIBOR") plus .925% and .8%
  at December 31, 1993 and 1992,
  respectively (4.4875% and 5.05%,
  respectively), Due 1994                                                                         13,282           14,197
8.5% Note Payable of Red River,
  75%-owned by AOG, guaranteed
  by partners, Due 1994-1998                                                                      16,346               --
Other (AOG)                                                                                           --            1,212
Current Maturities of Long-Term Debt                                                             (26,337)         (10,123)
                                                                                                --------         --------
Total Long-Term Debt                                                                            $335,190         $303,224
                                                                                                ========         ========

            Maturities of long-term debt for the five years ending December 31, 1998, are as follows (in thousands):

YEAR ENDING
DECEMBER 31                                                                                          AMOUNT
- - -----------------------------------------------------------------------------------------------------------
1994                                                                                                $26,337
1995                                                                                                 24,805
1996                                                                                                 46,055
1997                                                                                                 37,805
1998                                                                                                 19,056

             In September 1993, K N sold $50 million of 6.5% debentures at an all-in cost to K N of 6.61 percent. The principal of each debenture is payable annually in equal installments of ten percent of the original principal amount beginning in September 2004, and K N has an option to increase such installments by up to ten percent of the original principal amount. Proceeds from the debt financing were used to redeem K N's 10 3/4% sinking fund debentures and to fund capital expenditures.

             In September 1992, K N sold publicly $65 million of debentures in two separate offerings at a combined all-in cost to the Company of 8.38 percent. One offering consisted of $35 million of 8.35% sinking fund debentures due September 2022, with mandatory annual sinking fund payments commencing in September 2003. The other offering consisted of $30 million of 7.85% debentures due September 2022. In December 1992, K N sold $35 million of 7.27% senior notes. Final maturity of this debt is December 2002, with note maturities commencing in December 1995. Proceeds from these debt financings were used to refund the 8 1/2%, 9% and 9 7/8% sinking fund debentures, reduce short-term debt, and fund capital expenditures.

             On November 30, 1993, the Securities and Exchange Commission declared effective, pursuant to Section 8(a) of the Securities Act of 1933, a shelf registration for the sale of $200 million in debt securities in anticipation of future long-term financing needs. No funds have been drawn under this shelf registration.

             Under terms of the $75 million senior revolving credit and term note facility, AOG may borrow up to $75 million for general corporate purposes through September 30, 1995. A commitment fee of .375% to .5% is payable on the unused portion of the facility. On September 30, 1995, the facility converts to a term loan that is payable in eight equal quarterly installments. Interest on the facility is computed, at the Company's option, at either a bank's base rate or Eurodollar rates plus .875%. These rates can be increased by the banks for changes in AOG's credit rating or debt to capitalization ratio.

             As discussed more fully in Note (12), AOG entered into two interest-rate swap agreements in 1993 covering $35 million of notional principal. These agreements effectively converted $35 million of AOG's fixed-rate debt into variable-rate debt. Differences between the estimated variable-rate amounts paid by AOG and the fixed-rate amounts received from the counterparties are included in interest expense. During 1993, these interest-rate swaps reduced interest expense by approximately $0.2 million, which did not materially impact interest expense or the effective interest rates of the underlying debt obligations.

             Management is currently assessing the AOG debt instruments to determine whether any modifications or repayments are desirable.

             At December 31, 1993 and 1992, the carrying amount of the Company's long-term debt was $362.1 million and $313.8 million, respectively, and the estimated fair value was $384.0 million and $329.7 million, respectively. The fair value of the Company's long-term debt is estimated based on the quoted market prices for the same or similar issues, or on the current rates offered to the Company for debt of the same remaining maturation.

8.     Preferred Stock

            Preferred stock at December 31, 1993 and 1992 was as follows (in thousands):

                                                                                                    DECEMBER 31
                                                                                              ----------------------
                                                                                                1993          1992
- - --------------------------------------------------------------------------------------------------------------------
Authorized - K N Class A, 200,000 Shares; K N Class B, 2,000,000 Shares,
  All Without Par Value-
  Redeemable Solely at Option of Company -
    K N Class A, $5.00 Cumulative
    Series, 70,000 Shares                                                                     $7,000         $ 7,000
    AOG 9% Cumulative Convertible Preferred, 19,310 Shares in 1992                                --          19,310
                                                                                              ------         -------
                                                                                              $7,000         $26,310
                                                                                              ======         =======
  Subject to Mandatory Redemption at $100 Per Share -
    Class A, $8.50 Cumulative Series, 5,000 Shares in 1993 and
      15,000 Shares in 1992                                                                   $  500          $1,500
    Class B, $8.30 Cumulative Series, 28,576 Shares in 1993 and
      40,004 Shares in 1992                                                                    2,858           4,000



    Current Sinking Fund Requirements                                                           (500)           (1,000)
                                                                                              ------            ------
    Total Preferred Stock Subject to Mandatory Redemption                                     $2,858            $4,500
                                                                                              ======            ======

(A)    K N Class A $8.50 Preferred Stock

            The K N Class A $8.50 Preferred Stock is subject to mandatory redemption through a sinking fund (at $100 per share, plus accrued and unpaid dividends) of $500,000 in 1994. At the option of the Company, this stock is redeemable, in whole or in part, at $100.85 per share during 1994. In each of the years 1993 and 1992, the Company redeemed 10,000 shares subject to mandatory redemption. In 1991, the Company redeemed 10,000 shares subject to mandatory redemption and an additional 25,000 shares at $102.13 per share.

(B)    K N Class B $8.30 Preferred Stock

            The K N Class B $8.30 Preferred Stock is subject to mandatory redemption through a sinking fund (at $100 per share, plus accrued and unpaid dividends) of $571,400 annually from 1995 through 1998 and $572,000 in 1999.
At the option of the Company, this stock is redeemable, in whole or in part, at $101.74 per share prior to January 2, 1995; such redemption price is reduced annually thereafter until January 2, 1998, when it becomes $100 per share. Also, at the option of the Company, 5,714 shares of this stock may be redeemed in each of the years 1994 through 1998, inclusive, at $100 per share. In each of the years 1993, 1992 and 1991, the Company redeemed 5,714 shares subject to mandatory redemption, and an additional 5,714 shares at $100 per share.

(C)    K N Class A $5.00 Preferred Stock

            The K N Class A $5.00 Preferred Stock is redeemable, in whole or in part, at the option of the Company at any time on 30 days' notice at $105 per share plus accrued dividends. This series has no sinking fund requirements.

(D)    AOG 9% Cumulative Convertible Preferred Stock

            In November 1992, AOG called all outstanding shares of its 9% cumulative convertible preferred stock for redemption. Prior to the redemption date, all holders elected to convert their shares into AOG's common stock. Effective January 20, 1993, AOG issued 2,429,265 AOG common shares (1,141,755 shares of K N common stock) in connection with the conversion. In an earlier transaction, holders converted 5,050 preferred shares into 660,922 AOG common shares (310,633 shares of K N common stock).

(E)    Rights of Preferred Shareholders

            All outstanding series of preferred stock have voting rights.

            If, for any class of preferred stock, the Company (i) is in arrears on dividends, (ii) has failed to pay or set aside any amounts required to be paid or set aside for all sinking funds, or (iii) is in default on any of its redemption obligations, then no dividends shall be paid or declared on any junior stock nor shall any junior stock be purchased or redeemed by the Company. Also, if dividends on any class of preferred stock are sufficiently in arrears, the holders of that stock may elect one-third of the Company's Board of Directors.

(F)    Combined Aggregate Redemption Requirements

            The combined aggregate amount of mandatory redemption requirements for all preferred issues for the five years ending December 31, 1998, are as follows (in thousands):

YEAR ENDING
DECEMBER 31                                                                                                    AMOUNT
- - ---------------------------------------------------------------------------------------------------------------------
1994                                                                                                            $500
1995-1998                                                                                                        571

(G)    Fair Value

            At December 31, 1993, both the carrying amount and the estimated fair value of the Company's outstanding preferred stock subject to mandatory redemption were $3.4 million, compared with $5.5 million and $5.6 million, respectively, at December 31, 1992. The fair value of the Company's preferred stock is estimated based on an evaluation made by an independent security analyst.

9.     Employee Benefits

(A)    Retirement Plans

            The Company has defined benefit pension plans covering substantially all full-time K N employees. The Merger Agreement provides that, beginning January 1, 1995, K N will provide to employees who were employed by AOG at the effective time of the merger, benefit plans, policies and programs that are no less favorable than those provided to K N's similarly situated employees. These plans provide pension benefits that are based on the employees' compensation during the period of employment. These plans are tax qualified subject to the minimum funding requirements of ERISA. The Company's funding policy is to contribute annually the recommended contribution using the actuarial cost method and assumptions used for determining annual funding requirements. Plan assets consist primarily of pooled fixed income and equity funds.

            Net pension cost for 1993, 1992 and 1991 included the following components (in thousands):

                                                                                  1993          1992          1991
- - --------------------------------------------------------------------------------------------------------------------
Service Cost - Benefits Earned During the Period                                $ 2,579       $ 2,712        $ 2,467
Interest Cost on Projected Benefit Obligation                                     5,698         5,153          4,888
Actual Return on Assets                                                         (14,976)       (5,486)       (15,550)
Net Amortization and Deferral                                                     6,714        (2,598)         8,610
                                                                                -------       -------        -------
Net Periodic Pension Cost                                                       $    15       $  (219)       $   415
                                                                                =======       =======        =======

            The following table sets forth the plans' funded status and amounts recognized in the Company's financial statements at December 31, 1993 and 1992 (in thousands):

                                                                                                    DECEMBER 31
                                                                                             -------------------------
                                                                                               1993             1992
- - ----------------------------------------------------------------------------------------------------------------------
Actuarial Present Value of Benefit Obligations:
  Vested Benefit Obligation                                                                  $(71,914)        $(65,367)
                                                                                             ========         ========
  Accumulated Benefit Obligation                                                             $(73,005)        $(66,792)
                                                                                             ========         ========
  Projected Benefit Obligation                                                               $(81,554)        $(74,765)
Plan Assets at Fair Value                                                                     101,457           89,739
                                                                                             --------         --------
Plan Assets in Excess of Projected Benefit Obligation                                          19,903           14,974
Unrecognized Net Gain                                                                          (9,504)          (5,235)
Prior Service Cost Not Yet Recognized in Net Periodic Pension Costs                               236              256
Unrecognized Net Asset at January 1                                                            (1,675)          (1,817)
                                                                                             --------         --------
Prepaid Pension Cost                                                                         $  8,960         $  8,178
                                                                                             ========         ========

            The rate of increase in future compensation and the expected long-term rate of return on assets were 4.5 percent and 8.5 percent, respectively, for 1993, and 5.0 percent and 9.25 percent, respectively, for 1992 and 1991. The weighted average discount rate used in determining the actuarial present value of the projected benefit obligation was 7.5 percent for all three periods.

            The Company also contributes the lesser of ten percent of K N's net income or ten percent of normal K N employee compensation to the Employees Retirement Fund Trust Profit Sharing Plan (a defined contribution plan). Contributions by the Company were $2,588,000, $2,090,000 and $464,000 for 1993, 1992 and 1991, respectively.

(B)    Other Postretirement Employee Benefits

            The Company has a defined benefit postretirement plan providing medical care benefits upon retirement for all eligible K N employees with at least five years of credited service as of January 1, 1993, and their eligible dependents. Retired K N employees are required to contribute monthly amounts which depend upon the retired employee's age, years of service upon retirement and date of retirement.

            This plan also provides life insurance benefits upon retirement for all K N employees with at least ten years of credited service who are age 55 or older when they retire. The Company pays for a portion of the life insurance benefit; K N employees may at their option increase the benefit by making contributions from age 55 until age 65 or retirement, whichever is earlier. In 1993, the Company began funding the future expected postretirement benefit costs under the plan by making payments to Voluntary Employee Benefit Association trusts. The Company's funding policy is to contribute amounts within the deductible limits imposed on Internal Revenue Code Sec. 501(c)(9) trusts. Plan assets consist primarily of pooled fixed income funds.

            Effective January 1, 1993, the Company prospectively adopted Statement of Financial Accounting Standards No. 106 ("SFAS 106") which requires the accrual of the expected costs of postretirement benefits other than pensions during the years that employees render service. The Accumulated Postretirement Benefit Obligation ("APBO") of the plan at January 1, 1993, was approximately $18.8 million. The Company has elected to amortize this transition obligation to expense over a 20-year period.

            Net postretirement benefit cost for the defined benefit plan in 1993 included the following components (in thousands):

                                                                                                              1993
- - -------------------------------------------------------------------------------------------------------------------
Service Cost - Benefits Earned During the Period                                                             $  379
Interest Cost on APBO                                                                                         1,349
Actual Return on Assets                                                                                         (14)
Net Amortization and Deferral                                                                                   953
                                                                                                             ------
Net Periodic Postretirement Benefit Cost                                                                     $2,667
                                                                                                             ======

            Prior to 1993, the cost of providing medical care benefits to retired K N employees was recognized as expense as claims were paid, and the cost of life insurance benefits for retirees was not accrued. Instead, life insurance claims were paid from a trust fund resulting from termination of third party coverage. The Company's net cost of medical care claims for retirees was approximately $1.2 million and $1.1 million in 1992 and 1991, respectively. In 1993, the incremental effect on postretirement cost as a result of adopting SFAS 106 was a $1.3 million increase.

            The following table sets forth the plan's funded status and the amounts recognized in the Company's financial statements at December 31, 1993(in thousands):

                                                                                                         DECEMBER 31
                                                                                                         -----------
                                                                                                                1993
- - --------------------------------------------------------------------------------------------------------------------
Accumulated Postretirement Benefit Obligation:
  Retirees                                                                                                  $(13,920)
  Active Plan Participants                                                                                    (5,197)
                                                                                                            --------
  Total APBO                                                                                                 (19,117)
Plan Assets at Fair Value                                                                                        924
                                                                                                            --------
Accumulated Postretirement Benefit Obligation in Excess of Plan Assets                                       (18,193)
Unrecognized Net Gain                                                                                             (6)
Prior Service Cost Not Yet Recognized in Net Periodic Postretirement Benefit Cost                                 --
Unrecognized Transition Obligation                                                                            17,847
                                                                                                            --------
Accrued Postretirement Benefit Cost                                                                         $   (352)
                                                                                                            ========

            The weighted average discount rate used in determining the actuarial present value of the APBO was 7.5 percent; the assumed health care cost trend rate was 11 percent for 1993, nine percent for 1994 and seven percent for 1995 and beyond. A one-percentage-point increase in the assumed health care cost trend rate for each future year would have increased the aggregate of the service and interest cost components of the 1993 net periodic postretirement benefit cost by $0.1 million and would have increased the APBO as of December 31, 1993, by $0.1 million.

            K N's interstate retail distribution business, in connection with rate filings described in Note 3(B) for Kansas, Nebraska and Wyoming, has received regulatory approval to include in the cost-of-service component of its rates the cost of postretirement benefits as measured by application of SFAS
106. In addition, KNI has requested similar regulatory treatment from FERC in connection with its rate filing, also described in Note 3(B). At December 31, 1993, no SFAS 106 costs were deferred as regulatory assets.

(C) Other Postemployment Benefits

            In November 1992, FASB issued SFAS 112, which establishes standards of financial accounting and reporting for the estimated cost of benefits provided by an employer to former or inactive employees after employment but before retirement. SFAS 112 is effective for fiscal years beginning after December 15, 1993. Implementation of SFAS 112 is not expected to have a material effect on the Company's financial position or results of operations.

10. COMMON STOCK OPTION AND PURCHASE PLANS

             K N has incentive stock option plans for key employees and nonqualified stock option plans for its nonemployee directors. AOG maintains a Stock Incentive Plan ("AOG's Stock Plan") for its key employees and its directors. Under the plans, options are granted at not less than 100 percent of the market value of the stock at the date of grant. Outstanding stock options granted under AOG's Stock Plan have been converted to stock options for K N common stock using the exchange ratio of 0.47.

            Pursuant to amendments to the K N plans' provisions, options granted after 1989 vest over three to five years and expire ten years after date of grant. Under earlier grants, all options vested immediately or within three years and are exercisable for ten years from date of grant.

            The stock options granted under AOG's Stock Plan generally become exercisable at a rate of 33 percent per year on a cumulative basis beginning one year from the date of grant and lapse ten years from the date of grant. Stock appreciation rights and restricted stock may be issued pursuant to AOG's Stock Plan. As of December 31, 1993, no stock appreciation rights had been issued.

            During 1993, AOG issued to its chief executive officer 50,000 shares of restricted AOG common stock (23,500 shares of K N common stock) which vest 50 percent per year. AOG also sold 150,000 shares of AOG common stock (70,500 shares of K N common stock) to its president and chief operating officer for $0.04 per share of AOG common stock ($0.0851 per share of K N common stock). One-half of these shares was fully vested and nonforfeitable upon issuance, and the remainder became fully vested upon consummation of the merger described in Note 2.

            The market value of the AOG shares issued was approximately $2.3 million based on the average market price per share of AOG common stock on the date of issuance. The market value of the restricted shares was reflected as deferred compensation and is being amortized over the vesting period. Compensation expense for 1993 included approximately $1.2 million related to these issuances.

            At December 31, 1993, 107 employees, officers and directors of K N and AOG held options under the plans. The changes in stock options outstanding during 1993, 1992 and 1991 are as follows, restated to reflect the three-for-two common stock split described in Note 1(D) and the merger described in Note 2:

                                                                             NUMBER OF                       OPTION PRICE
                                                                                SHARES                          PER SHARE
- - -------------------------------------------------------------------------------------------------------------------------
Outstanding at December 31, 1990                                               893,875                      $ 5.28-$17.29
Granted                                                                         99,590                      $15.08-$16.04
Exercised                                                                      (64,505)                     $10.29-$14.75
Expired                                                                        (53,811)                     $ 6.08-$16.76
                                                                              --------
Outstanding at December 31, 1991                                               875,149                      $ 5.28-$17.29
Granted                                                                         39,592                      $16.46-$28.99
Exercised                                                                      (99,840)                     $ 5.28-$16.76
                                                                              --------
Outstanding at December 31, 1992                                               814,901                      $ 5.28-$28.99
Granted                                                                        311,000                      $21.68-$28.00
Exercised                                                                     (135,522)                     $ 5.28-$16.79
Expired                                                                         (6,751)                     $ 6.72-$23.04
                                                                              --------
OUTSTANDING AT DECEMBER 31, 1993                                               983,628                      $ 8.96-$28.99
  (682,131 SHARES EXERCISABLE)                                                ========

            Unexercised options outstanding at December 31, 1993, expire at various dates between 1994 and 2003.

            Effective April 1, 1990, and for each succeeding year, K N established an Employee Stock Purchase Plan under which eligible employees may purchase K N's common stock through voluntary payroll deductions at a 15 percent discount from the market value of the common stock, as defined in the plan.

            Under K N's Stock Option, Dividend Reinvestment, Employee Stock Purchase and Employee Benefit Plans, and AOG's Stock Plan, 3,918,966 shares were reserved for issuance at December 31, 1993.

11.      COMMON STOCK WARRANTS

            At December 31, 1993, warrants to purchase 1,206,514 shares of the Company's common stock were outstanding. Warrants to purchase 19,082 shares are exercisable at $7.51 per warrant and expire on March 9, 1997. Warrants to purchase 1,187,432 shares are exercisable at $17.55 per warrant and expire on September 30, 1999.

12. COMMITMENTS AND CONTINGENT LIABILITIES

(A) Leases

            In 1993, K N Front Range Gathering Company began to lease gas gathering equipment and facilities under a ten-year operating lease. In 1992, KNGG began to lease gas gathering facilities and processing equipment under a seven-year operating lease. These operating leases contain purchase options at the end of their lease terms. The Company also leases certain office space, properties and equipment under operating leases.

            Payments made under operating leases were $8.3 million in 1993, $5.1 million in 1992 and $4.1 million in 1991.

            Future minimum commitments under major operating leases are as follows (in thousands):

YEAR ENDING
DECEMBER 31                                                                                                        AMOUNT
- - -------------------------------------------------------------------------------------------------------------------------

1994                                                                                                              $ 7,492
1995                                                                                                                6,852
1996                                                                                                                6,015
1997                                                                                                                4,909
1998                                                                                                                3,844
Thereafter                                                                                                         34,202
                                                                                                                  -------
Total Commitments                                                                                                 $63,314
                                                                                                                  =======

(B)    Basket Agreement

            Under terms of an agreement (the "Basket Agreement") entered into with Cabot Corporation ("Cabot"), the Company's largest stockholder, as part of AOG's acquisition of Cabot's natural gas pipeline business, AOG and Cabot equally share net payments made in settlement of certain liabilities related to operations of the acquired business prior to the acquisition date. The Company expects to settle during 1995 all significant matters covered by the Basket Agreement. As of December 31, 1993, the Company's estimated liability was approximately $6.5 million, and the Company had made net payments of approximately $13.2 million. The difference between net payments made by the Company and its estimated liability is reflected in current assets and consists of (i) the present value of Cabot's share of net payments and (ii) future recoveries from customers.

(C)    Natural Gas Futures Contracts and Options

            Other income (expense) included net gains of approximately $1.0 million and $0.8 million during 1993 and 1992, respectively, related to natural gas futures contracts and options that were not designated as hedging positions for accounting purposes. As of December 31, 1993, the Company's open non-hedging positions consisted of approximately 300 natural gas option contracts covering notional volumes of approximately three Bcf, all of which expired in early 1994 with minimal impact on operating results. As of December 31, 1993, the unrealized gains/losses on these contracts were not material.

(D)    Interest Rate Swap Agreements

            In February 1993, AOG entered into a three-year interest-rate swap agreement covering $25 million of notional principal whereby it pays LIBOR, which is reset every six months in arrears, in exchange for a fixed rate of
5.07 percent.

            In September 1993, AOG entered into a second three-year interest-rate swap agreement covering $10 million of notional principal whereby it pays LIBOR, which is reset every twelve months in arrears, in exchange for a fixed rate of 5.27 percent.

(E)    Investment in WellTech, Inc.

            During 1993 WellTech, Inc. ("WellTech") completed a recapitalization which diluted the Company's ownership interest from approximately 17 percent to 1.5 percent. In connection with the recapitalization, AOG wrote down its investment in WellTech by approximately $4.5 million.

(F)    Capital Expenditure Budget

            The consolidated capital expenditure budget for 1994 is approximately $74 million, excluding acquisitions.

13.    MAJOR CUSTOMER

            Energas Company and affiliates comprised 12 percent of consolidated revenues in both 1993 and 1992, and 14 percent of consolidated revenues in 1991.

14.    DISCONTINUED OPERATIONS

            On June 1, 1991, K N sold its wholly-owned coal mining subsidiaries, Wyoming Fuel Company and North Central Energy Company. The Company received cash proceeds of $7.2 million, and receives a royalty interest on all future coal mined and sold from the southern Colorado properties.

            The results of operations of the coal mining subsidiaries have been accounted for as discontinued operations in the financial statements.
Following is a summary of revenues, loss from operations and loss on sale of this discontinued business (in thousands):

                                                                                                                    1991
- - --------------------------------------------------------------------------------------------------------------------------
Revenues                                                                                                          $  5,956
                                                                                                                  ========
Loss from Operations, Net of Income Tax Benefit of $351,000                                                       $   (614)
Loss on Sale, Net of Income Tax Benefit of $18,944,000                                                             (16,636)
                                                                                                                  --------
Total Loss from Discontinued Operations                                                                           $(17,250)
                                                                                                                  ========

                              INDEX TO EXHIBITS

       Exhibits  -
       23.1 Report of Independent Public Accountants
       23.2 Consent of K N Independent Public Accountants